Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

The following table presents subsidiaries of the Registrant as of December 31, 2006.

Subsidiary	Percentage Ownership	Jurisdiction of Incorporation or Organization

Oak Hill Banks	100%	Ohio
Oak Hill Banks Community Development Corp.	100%	Ohio
Oak Hill Financial Services Company	100%	Ohio
Oak Hill Financial Insurance Agency, Inc.	100%	Ohio
Oak Hill Capital Trust 1	100%	Delaware
Oak Hill Capital Trust 2	100%	Delaware
Oak Hill Capital Trust 3	100%	Delaware
Oak Hill Capital Trust 4	100%	Delaware
Oak Hill Title Agency, LLC	49%	Ohio